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                                                                     Exhibit 2.1


                                  SALE CONTRACT


        THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") is made and entered into this first day of May, 2002 (the "Contract Date"), by and between West Coast Realty Investors, Inc., a Delaware corporation (the "Purchaser"), and BSRT Northlake Limited Partnership, an Illinois limited partnership (the "Seller").

1.      SALE.

        Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below, and on the terms and conditions set forth in this Agreement, the Project (as hereinafter defined), including those certain buildings containing that number of net rentable square feet specified on Exhibit A-1 attached hereto, which buildings are leased by Seller to Tenants (hereinafter defined) for retail purposes (collectively, the "Building"). The Building is commonly known by the street addresses described on Exhibit A-1, and the Building is located in the State of Georgia. For purposes of this Agreement: (a) the term, "Project" shall be deemed to mean, on a collective basis: (a) a leasehold interest in the parcel(s) of land described in Exhibit A, attached hereto (collectively, the "Land"), pursuant to that certain ground lease more fully described on Exhibit A-3 (the "Ground Lease") together with all rights, easements and interests appurtenant thereto (b) the sub-lessor's interest in certain ground leases more fully described on Exhibit A-2 (the "Outparcel Leases"); (c) all improvements located on the Land, including, but not limited to, the Building, and all other structures, systems, and utilities associated with, and utilized by Seller in the ownership and operation of the Building (all such improvements being referred to herein as the "Improvements"), but excluding improvements, if any, owned by sublessees under the Outparcel Leases and by Tenants of the Building;
(d) all personal property and inventory owned by Seller, if any, located on or in the Land or Improvements, or used in connection with the operation and maintenance of the Project (the "Personal Property"), including, without limitation, all personal property listed on Exhibit B, attached hereto; (e) all trademarks, tradenames, development rights and entitlements and other intangible property used or useful in connection with the foregoing excluding, however, the names "Banyan" and "BSRT" and the symbol "BSRTS" (the "Intangible Personal Property"); (f) Seller's interest in all leases and other agreements to occupy all or any portion of the Project that are in effect on the Contract Date or into which the Seller enters prior to Closing (as hereinafter defined), but pursuant to the terms of this Agreement (which, together with the Ground Lease and each of the Out Parcel Leases are herein referred to as the "Leases"); and
(g) to the extent assignable all governmental approvals, permits, licenses, and other governmental rights relating to or useful in connection with the foregoing (the "Governmental Approvals").

2.      PURCHASE PRICE.

        The total purchase price to be paid to Seller by Purchaser for the Project shall be Twenty Million Five Hundred Thousand and no/100 Dollars ($20,500,000.00) [the "Purchase Price"]. The Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds. Purchaser, in Purchaser's sole discretion, may elect to assume (rather than have Seller discharge) the existing first mortgage loan in favor of General Electric Capital Corporation (who, together with any agent or loan servicer, is herein referred to as "GECC") having a current principal balance of approximately $16.8 million (the "Existing Indebtedness"). If Purchaser so elects, the principal balance of the Existing Indebtedness, all accrued but unpaid interest thereunder, and any other amounts owing thereunder, on the Closing Date will be credited against the Purchase Price at the Closing.

3.      CLOSING.

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        The purchase and sale contemplated herein shall be consummated at a closing (the "Closing") to take place at the offices of Purchaser's counsel, Holt Ney Zatcoff & Wasserman, LLP, 100 Galleria Parkway, Suite 600, Atlanta, Georgia 30339, on the basis of a "New-York style" closing with a representative of the Title Company (as hereinafter defined) in attendance. Either or both of Seller or Purchaser may elect not to attend the Closing, and if so, shall deliver the money and documents required by it under this Agreement to the Title Company on or before the Closing. The Closing shall occur thirty (30) days after the Approval Date (as hereinafter defined), on or before the close of business, or at such other time as the parties may agree upon in writing (the "Closing Date"). The Closing shall be effective as of 12:01 A.M. on the Closing Date. Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Seller up to and including the actual time of the Closing and wire transfer of the Purchase Price to Seller, and thereafter by Purchaser, subject to the terms and conditions of Paragraph 16 below.

4.      EARNEST MONEY.

        (a) Escrowee: On the Contract Date, the parties shall enter into an escrow agreement in the form attached hereto as Exhibit C (the "Escrow Agreement," the escrow created thereby being referred to herein as the "Escrow"), designating Chicago Title Insurance Company as the escrowee thereunder (the "Escrowee"). The parties hereby authorize their respective attorneys to execute the Escrow Agreement and to make such amendments thereto as they shall deem necessary or convenient to close the transaction contemplated hereby.

        (b) Initial Earnest Money Deposit. On the Contract Date, Purchaser shall deposit into the Escrow, in accordance with the terms of the Escrow Agreement, and as its earnest money deposit (the "Earnest Money"), the sum of Two Hundred Thousand and No/100 Dollars ($200,000). The Earnest Money shall be invested by the Escrowee in an interest-bearing account with an FDIC-insured, national bank having gross assets in excess of $1,000,000,000.00 (an "Approved Depository").

        (c) Subsequent Earnest Money Deposit. On the Approval Date, Purchaser shall deposit the additional sum of Two Hundred Thousand and no/100 Dollars ($200,000) into the Escrow and pursuant to the terms of the Escrow Agreement as additional Earnest Money. From and after the deposit of the additional $200,000, the aggregate sum of $400,000 shall be deemed to be the "Earnest Money" hereunder and such Earnest Money shall be nonrefundable to the Purchaser except in the event of a default by Seller or the failure of a condition precedent, or as otherwise expressly provided for herein.

        (d) Application at Closing. At Closing, the Earnest Money shall be delivered to Seller and credited against the Purchase Price. All interest (if any) earned on the Earnest Money shall be paid to Purchaser. All Earnest Money shall be appropriately dealt with by the Escrowee so as to be delivered to the Seller or Purchaser, as the case may be, as provided herein and as provided in the Escrow Agreement.

5.      SELLER'S FILE.

        Seller shall provide reasonable access to Purchaser, in respect to all documents and other materials listed as "Seller's File" on Exhibit D, attached hereto. Such reasonable access shall expressly include the right of Purchaser to make or have made at Purchaser's expense copies or duplicates of such documents and other materials. Purchaser hereby acknowledges that Seller specifically disclaims any representation or warranty as to the accuracy or completeness of any and all portions of Seller's File.

6.      INSPECTION PERIOD.

        (a) Basic Project Inspection. During the "Inspection Period" (which Inspection Period is defined to be the period from and after the Contract Date, through 8:00 p.m., CDT on the date that is forty-five (45) days after the Contract Date), Purchaser, its agents and representatives shall be entitled to conduct a "Basic


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Project Inspection," (provided Purchaser shall not perform any invasive or intrusive testing without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed). The Basic Project Inspection rights will include but are not limited to, the rights to: (i) enter upon the Land and Improvements, on reasonable prior notice to Seller, to perform inspections and tests of the Project, including, but not limited to, inspection, evaluation and testing of the heating, ventilation and air-conditioning systems and all components thereof (collectively, the "HVAC System"), all structural and mechanical systems within the Improvements, including, but not limited to, sprinkler systems, power lines and panels, air lines and compressors, automatic doors, tanks, pumps, plumbing and all equipment, vehicles, and Personal Property; (ii) examine and copy (at Purchaser's expense) any and all books, records, correspondence, leases, and all other documents and matters, maintained by Seller or its agents, relating to receipts and expenditures pertaining to the Project for the two (2) most recent full calendar years and the current calendar year (the "Records"); (iii) make investigations with regard to zoning, environmental, building, code and other legal requirements; and (iv) make or obtain market studies and real estate tax analyses. Purchaser acknowledges that Seller has no right of access (and, therefore, can grant Purchaser no right of access) to the radio tower that is located in the center of the Project. If Purchaser, in its sole and absolute discretion, determines that the results of any inspection, test or examination do not meet Purchaser's criteria for the purchase, financing or operation of the Project in the manner contemplated by Purchaser, or if the information disclosed does not otherwise meet Purchaser's investment criteria or underwriting for any reason whatsoever, or if Purchaser, in its sole discretion, otherwise determines that the Project is unsatisfactory to it, Purchaser may terminate this Agreement by written notice to Seller (the "Termination Notice"), with a copy to Escrowee, given not later than the last day of the Inspection Period (the "Approval Date"). Upon such termination, the Earnest Money, together with all interest thereon, shall be returned immediately to Purchaser and neither party shall have any further liability to the other hereunder, except as otherwise provided in this Agreement.

        (b) Purchaser's Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections, performed at the Project pursuant to this Paragraph 6, to be performed in a manner that does not materially disturb or disrupt the tenancies or business operations of any of the Project's Tenants (as hereinafter defined). In the event that, as a result of Purchaser's exercise of its rights under Subparagraph 6(a), any damage occurs to the Project, then Purchaser shall promptly repair such damage, at Purchaser's sole cost and expense, so as to return the Project to substantially the same condition as exists immediately prior to the occurrence of such damage. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, claims, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), incurred or sustained by reason of the claim of any person or entity made by reason of Purchaser's activities as permitted pursuant to this Paragraph 6. Purchaser represents and warrants to Seller that Purchaser has adequate insurance coverage for the foregoing risk. Purchaser acknowledges that Seller has not granted to Purchaser the Seller's permission to contact any Tenant of the Project or the ground lessor during the Inspection Period and Purchaser hereby covenants to refrain from such contact during the Inspection Period. The covenants of Purchaser contained in this Paragraph 6 shall survive the termination of this Agreement.

        (c) Confidentiality. Each party agrees to maintain in confidence, and not to disclose to third parties, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser's investigation of the Project and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party's accountants, attorneys, prospective lenders, investment bankers, underwriters, ratings agencies, partners, shareholders, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively "Representatives") to the extent that such Representatives reasonably need to know such information and data in order to assist, and perform services on behalf of Purchaser or Seller; (b) to the extent required by any applicable statute, law, regulation or governmental authority provided, where practical, reasonable notice of such intended disclosure is given to the other party; (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement and
(d) as is otherwise reasonably necessary in the conduct of Purchaser's investigations pursuant to this Paragraph 6 or other provision of this Agreement.


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7.      TITLE AND SURVEY MATTERS.

        (a) Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser an assignment of the Ground Lease (the "Ground Lease Assignment") in recordable form, conveying a leasehold interest in the Project to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the "Permitted Exceptions"): (1) those matters listed on Exhibit E attached hereto; (2) those additional matters that may be specifically approved, in writing, by Purchaser during the Inspection Period; and (3) the rights of Tenants as tenants only under the Leases; and (4) the Existing Indebtedness, if assumed by Purchaser.

        (b) Title Commitment. Within five (5) days after the Contract Date, Purchaser shall order a title commitment, dated after the Contract Date, issued by Chicago Title Insurance Company (the "Title Company"), for an owner's title insurance policy (the "Title Policy"), ALTA Policy Form, in the full amount of the Purchase Price, showing a leasehold interest in the Project in Seller, subject only to the Permitted Exceptions, together with legible and complete copies of all recorded documents evidencing title exceptions raised in Schedule B of the title commitment. A copy of the commitment and the Schedule B documents shall be promptly provided to Seller. As a condition precedent to Purchaser's obligation to close the transaction described in this Agreement, the title commitment shall be later-dated to cover the Closing and the recording of the Ground Lease Assignment, and the Title Company shall deliver the Title Policy to the Purchaser concurrently with the Closing. The cost of the title insurance premiums, including all search fees, shall be paid by Purchaser. The cost of the endorsements to the Title Policy requested by Purchaser shall be paid by Purchaser.

        (c) Survey. Within thirty (30) days after the Contract Date, Seller shall obtain, at Seller's sole cost and expense, an as-built, survey of the Project meeting ALTA requirements, prepared by ALTA Surveying, Inc. (the "Survey"), dated as of a date on or after the Contract Date, prepared by a surveyor duly registered in the State of Georgia, and certified by said surveyor.

        (d) UCC Searches. Purchaser may, at Purchaser's sole cost and expense, order, within fourteen (14) days after the Contract Date, current searches of such Uniform Commercial Code financing statements as Purchaser may desire with respect to Seller and/or the Project itself. If such searches are timely ordered and the results of any of such searches reveal claims or liens against any of such parties encumbering all or any portion of the Project, then the cure provisions set forth in Subparagraph 7(e) below shall apply.

        (e) Defects and Cure. The items described in this Paragraph 7 are collectively referred to as "Title Evidence." If the Title Evidence discloses claims, liens, exceptions, encumbrances, encroachments, or other matters of survey, or conditions of which Purchaser does not approve (the "Defects"), Purchaser shall notify Seller in writing during the Inspection Period of any Defects. Purchaser's failure to so notify Seller shall result in Purchaser's acceptance of title as disclosed in the Title Evidence. Seller shall cure any objections Purchaser may have to title to the Project; however, Seller shall have no obligation to expend in excess of $5,000 to cure the title objections, except for deeds to secure debt and other liens of an ascertainable amount which Seller shall cause to be released at Closing. Seller shall be required to discharge the lien of the Existing Indebtedness only in the event that Purchaser elects to close the transaction without assuming the Existing Indebtedness. Seller agrees to remove any exceptions or encumbrances to title which are created by, through or under Seller after the date of this Agreement. If Seller does not cure those Defects which it is obligated to cure, or if Seller does not cause all such Defects to be insured over by the Title Company subject to the reasonable approval of Purchaser (consent to which shall not be unreasonably withheld or delayed), then Purchaser, as its sole remedy, may terminate this Agreement by written notice to the Seller given within ten (10) days after expiration of the Inspection Period, in which event the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except as otherwise provided in this Agreement. Purchaser shall have the right to object to any Defects first arising after the effective date of Purchaser's title


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examination of the Property. Seller shall take no affirmative action which results in a further encumbrance of the Property after the Contract Date.

8.      SELLER'S REPRESENTATIONS AND WARRANTIES.

        Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date and shall be true in all material respects as of the Closing Date:

        (a) Title. The Seller owns a leasehold interest in the Project and, other than with respect to the Permitted Exceptions, has or will at Closing have, a good, marketable and insurable leasehold interest in the Project, free and clear of all encumbrances, other than the Permitted Exceptions.

        (b) Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except those "Contracts" listed on Exhibit H, all of which will be terminated by Seller prior to Closing unless Purchaser otherwise directs Seller pursuant to written notice provided to Seller at least forty (40) days prior to Closing. Seller has performed all material obligations required to be performed by it, and has not received any uncured notices of default, under any of such Contracts.

        (c)    Employees.  There are no employees of Seller at the Project.

        (d) Compliance with Laws and Codes. Seller has received no written notice and has no actual knowledge of any violations (collectively, "Violations" and individually, a "Violation") of any applicable local, state or federal laws, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction over or affecting the Project or the construction, management, ownership, maintenance, operation, use, improvement, acquisition or sale thereof, including without limitation, building, health and environmental laws, regulations and ordinances, any equal access opportunity laws, regulations and ordinances (collectively, "Legal Requirements") whether or not officially noted or issued.

        (e) Litigation. Except as described on Schedule 8(e), there are no actions, suits, proceedings, claims, orders, decrees or judgments affecting Seller, its business, prospects or conditions (financial or otherwise), or the Project or any portion thereof, or relating or arising out of the ownership or operation of the Project or any portion thereof which are pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or governmental instrumentality. Seller is not now a party to any litigation affecting the Project and to Seller's best knowledge, no litigation has been threatened. There is no litigation pending nor to the best of Seller's knowledge threatened which would affect the Project or the Purchaser after Closing.

        (f) Re-Zoning. There is not now pending, and Seller has received no written notice of and has no actual knowledge of, any threatened proceeding for the rezoning of the Project or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Project or use thereof.

        (g) Authority. Subject to Paragraph 26, the execution and delivery of this Agreement by Seller, and the performance of this Agreement by Seller, have been duly authorized by Seller, and this Agreement is binding on Seller and enforceable against Seller in accordance with its terms. Except for the consent of GECC, if Purchaser elects to assume the Existing Indebtedness, no consent of any creditor, investor, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Seller is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Project are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Project is subject.


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        (h)    United States Person. Seller is a "United States Person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an "Entity Transferor" certification at Closing.

        (i) Condemnation. Seller has received no written notice and has no actual knowledge of any pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Project.

        (j) Rent Roll/Delinquency Report. Attached hereto as Exhibit I is a rent roll and delinquency report (the "Rent Roll") pertaining to the Project. To the best of Seller's knowledge, the Rent Roll is a true and accurate listing, as of the date it bears, of (i) the Leases; (ii) the Tenants; (iii) the term of the Leases; (iv) the square footage leased to each Tenant; (v) the Base Rent and Rental adjustments; (vi) abatements; (if any) in respect to the Leases; (vii) reimbursements; (viii) leasing costs, (ix) rent delinquencies and (x) security deposits.

        (k) Georgia Resident. Seller is or is deemed to be a resident of Georgia for purposes of O.C.G.A.Section 48-7-128 and shall execute and deliver at Closing an affidavit of residency sufficient to enable Purchaser not to withhold a portion of the sales proceeds pursuant to O.C.G.A.Section 48-7-128.

        (l) Ground Lease. Neither Seller, or, to the best of Seller's knowledge, the lessor under the Ground Lease, is in default in any of the terms, conditions or covenants of the Ground Lease, nor to the best of Seller's knowledge, is there any condition or circumstance which, to the best of Seller's knowledge, would with the passage of time, giving of notice, or both, become a default under the Ground Lease. To the best of Seller's knowledge, the Ground Lease is in full force and effect and, to the best of Seller's knowledge, Seller has not waived or excused any of the duties or obligations of the lessor under the Ground Lease.

The representations and warranties made in this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this Paragraph 8 as a result of any of Seller's representations and warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing and Purchaser, nevertheless closes the transfer of the leasehold interest hereunder. The representations and warranties of Seller contained in this Paragraph 8 will not survive the Closing.

8.5      PURCHASER'S REPRESENTATIONS AND WARRANTIES.


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         Purchaser represents and warrants to Seller that the following matters are true as of the Contract Date and shall be true in all material respects as of the Closing Date:

        (a) Litigation. Except as described on Schedule 8.5(a), there are no actions, suits, proceedings, claims, orders, decrees or judgments affecting Purchaser which are pending in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or governmental instrumentality and which would affect the Project or Seller after Closing. There is no litigation pending, nor to the best of Purchaser's knowledge threatened, which would affect the Purchaser, the Project or the Seller after the Closing.

        (b) Authority. The execution and delivery of this Agreement by Purchaser, and the performance of this Agreement by Purchaser, have been duly authorized by Purchaser, and this Agreement is binding on Purchaser and enforceable against Purchaser in accordance with its terms. No consent of any creditor, investor, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Purchaser is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Purchaser is a party or by which Purchaser is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Purchaser is subject.

The representations and warranties made in this Agreement by Purchaser shall be continuing, and shall be deemed remade by Purchaser as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Seller shall have no right to pursue any action against Purchaser pursuant to this Paragraph 8.5 as a result of any of Purchaser's representations and warranties being untrue, inaccurate or incorrect if Seller has actual knowledge at the time of Closing that such representation or warranty was untrue, inaccurate or incorrect at the time of Closing, and Seller nevertheless closes the transfer of the leasehold interest hereunder. The representations and warranties of Purchaser contained in this Paragraph 8.5 will not survive the Closing.

9.      COVENANTS OF SELLER.

        Effective as of the execution of this Agreement, Seller hereby covenants with Purchaser as follows:

        (a) New Leases. Following the Approval Date, Seller shall neither amend any Lease in any material respect nor execute any new lease, license, or other agreement affecting the ownership or operation of the Project or for personal property, equipment, or vehicles, without Purchaser's prior written approval, which approval shall not be unreasonably withheld or delayed. Should Purchaser consent, in its reasonable discretion, to any such new lease (such lease being referred to herein as a "New Lease"), license or other agreement affecting the ownership or operation of the Project or for personal property


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or vehicles, and in the event such lease, license or other agreement calls for the Project owner to pay for commissions, tenant improvements or other inducements, and provided this transaction is consummated, then at Closing, said amounts shall be prorated between Purchaser and Seller based upon the number of days that the benefits under such lease, license or other agreement inured to the benefit of Seller prior to Closing and to Purchaser after Closing.

        (b) New Contracts. Following the Approval Date, Seller shall not enter into any contract with respect to the ownership and operation of the Project that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Project, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed, except for service contracts entered into in the ordinary course of business which are terminable without penalty on not more than thirty (30) days' notice. Should Purchaser consent, in its reasonable discretion, to any such new agreement affecting the ownership or operation of the Project or for personal property or vehicles, and such new agreement calls for the Project owner to pay monies or other inducements, and provided this transactions is consummated, then at Closing, said amounts shall be prorated between Purchaser and Seller based upon the number of days the benefits under such new agreement inured to the benefit of Seller prior to Closing and to Purchaser after Closing.

(c) Notification of Purchaser. During the Inspection Period, Seller shall furnish to Purchaser, within two (2) business days of execution, true and correct copies of all new or amended leases, licenses, contracts or other agreements affecting the use, ownership, operation, or enjoyment of the Project, and Seller shall refrain from executing any such agreement for the final five (5) business days of the Inspection Period.

(d) Insurance. The insurance policies maintained by Seller which insure the Property against casualty loss shall remain continuously in force through and including the Closing Date, and shall be terminated by Seller immediately thereafter.

        (e) Operation of Project. Seller shall operate and manage the Project consistent with past practices, maintaining present services, and shall maintain the Project in its present condition, normal wear and tear and loss due to fire or other casualty excepted (as provided in Paragraph 16 hereof); shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Project consistent with past practices; and shall perform, when due, Seller's obligations under the Leases, Contracts, Governmental Approvals and other agreements relating to the Project and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Project. Except as otherwise specifically provided herein, Seller shall deliver the Project at Closing in substantially the same condition as it is on the Contract Date, reasonable wear and tear excepted and loss due to fire or other casualty excepted (as provided in Paragraph 16 hereof), and shall terminate, as of the Closing Date, the Contracts, unless otherwise advised to the contrary by Purchaser, in writing, as contemplated by Subparagraph 8(b) hereof. None of the Personal Property, fixtures or


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Inventory shall be removed from the Project, unless replaced by personal property, fixtures or inventory of equal or greater utility and value. Seller shall not terminate, modify or waive any defaults or obligation under the Ground Lease.

        (f) Pre-Closing Expenses. Seller has paid or will pay in full, prior to Closing, all bills and invoices for labor, goods, material and services of any kind relating to the Project and utility charges, relating to the period prior to Closing incurred by Seller. Except for obligations under New Leases, any alterations, installations, decorations and other work required to be performed under any and all agreements affecting the Project have been or will, by the Closing, be completed and paid for in full.

The covenants of Seller contained in this Paragraph 9 will not survive the Closing.

10.     WARRANTIES AND AGREEMENTS.

        a.     Definitions.

               Unless the context otherwise requires:

               (1)    "Environmental Law" or "Environmental Laws" shall mean:
               (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C.Sections 11001 et seq.), as amended;
               (iv) the Clean Air Act (42 U.S.C. Sections 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. I 1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), as amended;
               (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. I 136 et seq.), as amended; (ix) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph (a); (xi) any amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this subparagraph
               (a), regardless of whether in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph (a); and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental, health or safety matters.

               (2) "Governmental Authorities" shall mean any commission, department or body of any municipal, township, county, state or Federal governmental unit, having jurisdiction over the Project or the management, operation, use or improvement thereof.

               (3) "Hazardous Conditions" refers to the presence on, in or about the Project (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of that fails to comply with the most stringent standards now or hereafter applicable or relevant or appropriate, under applicable environmental Laws.

               (4) "Hazardous Material" shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and asbestos. The term "Hazardous Material" does not include usual and customary cleaning and other supplies in amounts necessary for the normal operation, maintenance and/or occupancy of the Project or used in any of Tenants' businesses.

               (5)    "Release" shall have the meaning found in 42 U.S.C.
               Section 9601(22) and shall include migration.

               (6) "Remedial Action" shall mean any and all corrective action, preventative measures, response, removal, transport, disposal, clean-up, abatement, treatment and monitoring of Hazardous Materials or Hazardous Conditions, including the Contamination (defined below), whether voluntary or mandatory, and all studies, assessments or investigations performed to determine if such actions are necessary or appropriate, all occurring on or after the Contract Date.

               (7) "Remedial Costs" shall include all costs, expenses and fees incurred on or after the date of this Agreement in connection with Remedial Action, including but not limited to the fees of environmental consultants and contractors, reasonable attorneys' fees (including compensation for in-house and corporate counsel provided such compensation does not exceed customary rates for comparable services), laboratory analysis, regulatory, permitting and review fees, costs of soil and/or water treatment and/or transport and disposal and the cost of supplies, equipment, material and utilities used in connection with Remedial Action.

        (b) Warranties. To the best of Seller's knowledge, during the period of Seller's ownership of the Project and except as disclosed in the Environmental Reports:

               (1) The Project has been and continues to be owned and operated in substantial compliance with all Environmental Laws.

               (2) There have been no past and there are no pending or threatened (i) written claims, complaints, notices, or requests for information received by Seller with respect to any alleged violation of any Environmental Law with respect to the Project, or (2) written claims, complaints, notices, or requests for information to Seller regarding potential or alleged liability under any Environmental Law with respect to the Project.

               (3) There have been no Releases of Hazardous Materials at, on, under or about the Project.

               (4) Seller has made available to Purchaser and Purchaser's counsel copies of all reports, studies, analyses, and tests in the possession or control of, or initiated by or authorized by, the Seller pertaining to any environmental matters or concerns, including but not limited to hazardous conditions and Hazardous Materials related to or affecting the Project ("Environmental Reports").

               (5) There are no events, conditions, circumstances, activities, practices, uses, or incidents that may give rise to any material, common or legal liability or otherwise form the basis of any material claim, suit, action, demand, proceeding, hearing or notice of violation, study or investigation relating to the environment or arising under any Environmental Laws, which would relate to or affect the Project, or any person or entity as a result of such person or entity holding title to, possessing, occupying or operating the Project, or any portion thereof during Seller's ownership thereof.

        (c)    Survival of Warranties.

        The warranties made in Subparagraph 10(b) of this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to Subparagraph 10(b) as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing and Purchaser, nevertheless closes the transfer of leasehold interest hereunder. The warranties of Seller contained in this Subparagraph 10(b) will not survive the Closing.

11. ADDITIONAL CONDITION PRECEDENT TO CLOSING/PURCHASER'S COVENANT IN RESPECT THERETO.

        In addition to the other conditions enumerated in this Agreement, each of the following shall be an additional Condition Precedent (as hereinafter defined) to Purchaser's obligation to close hereunder:

        a. Assumption Condition. Provided that Purchaser (i) elects to assume the Existing Indebtedness; (ii) makes formal written application for such assumption by the fourteenth (14th) day after the Contract Date (iii) submits all required materials, including financial information and completed questionnaires, and (iv) diligently pursues such application process, the obligation of Purchaser to close the transaction described herein is expressly conditioned upon Purchaser obtaining, within forty (40) days of the Contract Date, the express written consent of GECC (or its loan servicer) to the assumption of the Existing Indebtedness. Any and all costs, charges and fees (including GECC's attorney's fees) associated with the assumption of the Existing Indebtedness shall be paid by Purchaser. In the event this condition shall not be fulfilled on the 41st day after the Contract Date and provided that prior to the end of the second business day following the 41st day after the Contract Date, Purchaser gives written notice to Seller that the condition has not been fulfilled, the Contract shall become null and void and all Earnest Money, together with all interest earned thereon, shall be returned to the Purchaser, and except as otherwise provided in this Agreement, neither party shall have any further liability to the other hereunder.

        b. Purchaser's Covenants Regarding Assumption. If Purchaser elects to attempt to assume the Existing Financing as provided in Paragraph 11a, then Purchaser represents and warrants to Seller that Purchaser has a reasonable good faith belief that the assumption of the Existing Indebtedness as described in paragraph 11a. is available to Purchaser and that Purchaser qualifies therefore. In that connection, Purchaser covenants with Seller that Purchaser will use commercially reasonable efforts to obtain such assumption, including submitting an application (in writing) with all supporting materials not later than the fourteenth
               (14th) day after the Contract Date and diligently pursuing such application once it has been filed. Purchaser agrees to provide to Seller a copy of its application, as filed, within three (3) business days of the filing, together with the name of a contact party at GECC from whom Seller can obtain periodic status updates on the progress of Purchaser's application. Purchaser will provide Seller with copies by facsimile, within one business day of receipt by Purchaser, of all correspondence received by Purchaser in connection with its assumption application. Purchaser's loan application requires a hearing or presentation before any commission or other public body, Purchaser shall give written notice to Seller of the date and time of such hearing or presentation, as soon as practical after the scheduling, such that Seller may attend.

        c. Estoppel Certificate from Ground Lessor. As a Condition Precedent to Purchaser's obligation to close hereunder, Seller shall obtain and deliver to Purchaser, on or prior to the Closing Date, an estoppel certificate (the "Ground Lease Estoppel Certificate"), dated no earlier than thirty (30) days prior to the originally scheduled Closing Date, from the lessor under the Ground Lease. Such Ground Lease Estoppel Certificate shall be substantially in the form of Exhibit K attached hereto. Seller shall use diligent efforts to obtain the Ground Lease Estoppel Certificate. If Seller (despite its diligent efforts) is unable to obtain the Ground Lease Estoppel Certificate, Purchaser may elect to waive compliance with this requirement or Purchaser's sole remedy shall be to terminate this Agreement because of non-satisfaction of a Condition Precedent, in which event the Earnest Money, with interest thereon, will be immediately returned to Purchaser and, except as otherwise provided in this Agreement, neither party shall have any further liability to the other hereunder.

12.     LEASES-CONDITIONS PRECEDENT AND WARRANTIES WITH RESPECT THERETO.

        a. Warranties as to Leases. With respect to each of the tenants (the "Tenants") listed on the Rent Roll (attached as Exhibit I) provided to Purchaser by Seller, Seller represents and warrants to Purchaser, to the best of Seller's knowledge, as follows, the ongoing truth of the following being a Condition Precedent to Purchaser's obligation to close:

               (1) Each of the Leases is in full force and effect according to the terms set forth therein and in the Rent Roll, and has not been modified, amended, or altered, in writing or otherwise. No Lease has been assigned, pledged, hypothecated, mortgaged or otherwise transferred in whole or in part, except as collateral for a loan to be discharged at Closing. No consent of any person or entity is required for the valid and effective assignment to Purchaser of Seller's interest under the Leases. The Leases are not subject to any lien other that the Permitted Exceptions.

               (2) Except as set forth on Schedule 12(a)(2) regarding CAM reconciliations, Lessor has received no notice and has no actual knowledge of any assertion that Lessor is in default under any of the Leases.

               (3) No Tenant is in default under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease except as disclosed in the Rent Roll or in the delinquency report attached thereto. Seller has received no notice of and has no actual knowledge of any actual or threatened claims, defenses or rights of set-off by any Tenant against Seller or Seller against any Tenant thereunder. No Tenant has prepaid any rent or other charge more than thirty (30) days in advance of its due date.

               (4) Except as set forth on Schedule 12(a)(4) regarding AMC and Michael's, Seller has not received any written notice from any Tenant that such Tenant is unable or unwilling to perform any or all of its obligations under its Lease, whether for financial or legal reasons or otherwise.

               (5) Except as described in Schedule 12(a)(5) attached hereto, there are no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of Seller as a result of or in connection with any Lease or any transaction related thereto, including, but not limited to, any exercised or unexercised option(s) to expand or renew.

               (6) Except as to the New Leases, there are no concessions, abatements, or free rent periods granted or due or alleged to be granted or due to any Tenant nor any commission due or claimed or alleged to be due any person or entity as or in the nature of any broker's or agent's fees or commissions in respect to any Lease or any options or the exercise of any options in respect to any Lease, whether by contract, agreement or otherwise.

               (7) Each security deposit provided for under each Lease shall be fully assigned to Purchaser at the Closing. No Tenant has asserted in writing any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit.

               (8) Except as described on Schedule 12(a)(8), Seller is not aware of any conflicts between Tenants under the Leases regarding parking field accessibility rights.

The warranties made in this Subparagraph 12(a) of this Agreement by Seller shall be continuing, and shall be deemed remade by Seller as of the date of Closing with the same force and effect as if in fact specifically remade at that time. Notwithstanding anything to the contrary provided herein, Purchaser shall have no right to pursue any action against Seller pursuant to this Subparagraph 12(a) as a result of any of Seller's warranties being untrue, inaccurate or incorrect if Purchaser has actual knowledge at the time of Closing that such warranty was untrue, inaccurate or incorrect at the time of Closing and Purchaser, nevertheless closes the transfer of the leasehold interest hereunder. The warranties of Seller contained in this Subparagraph 12(a) will not survive the Closing.

        b. Estoppel Certificates from Tenants. As a Condition Precedent to Purchaser's obligation to close hereunder, Seller shall have obtained and delivered to the Purchaser, on or prior to the Closing Date, an estoppel certificate (the "Estoppel Certificate"), each dated no earlier than thirty (30) days prior to the Closing Date from:: (a) each of the Tenants under the Outparcel Leases; (b) each Tenant whose premises exceed 10,000 square feet; (c) 75% (measured by square footage leased) of the Tenants whose premises are between 1,000 and 10,000 square feet; and (d) 50% (measured by square footage leased) of the Tenants whose premises are less than 1,000 square feet, provided, however that if GECC requires a greater number of estoppel certificates from Tenants in connection with the assumption of the Existing Indebtedness, then the requirements of GECC shall control. Each such Estoppel Certificate shall be substantially in the form attached hereto as Exhibit O. Seller covenants to use reasonable diligent efforts to obtain Estoppel Certificates from all Tenants. If Seller (despite its diligent efforts) is unable to obtain an Estoppel Certificate from the required number of Tenants, Purchaser may elect to waive compliance with this requirement or Purchaser's sole remedy shall be to terminate this Agreement because of non-satisfaction of a Condition Precedent, in which event the Earnest Money, with interest thereon, will be immediately returned to Purchaser and, except as otherwise provided in this Agreement, neither party shall have any further liability to the other hereunder.

13.     DELIVERIES.

        At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following, in form and substance reasonably acceptable to Purchaser:

        a. Ground Lease Assignment and Estoppel Certificate. The Ground Lease Assignment, executed by Seller, in recordable form (reciting actual consideration if required by law or local custom) conveying a leasehold interest in the Project to Purchaser free and clear of all liens, claims and encumbrances except for the Permitted Exceptions. Seller shall also deliver to Purchaser an original of the Ground Lease Estoppel Certificate.

        b. Bill of Sale. A Bill of Sale, executed by Seller, assigning, conveying and warranting to the Purchaser title to the Personal Property and Inventory, free and clear of all encumbrances, other than the Permitted Exceptions, and assignments of title to all vehicles, if any, included in the Personal Property, together with any original certificates of title thereto.

        c. Assignment of Contracts. An assignment, executed by Seller, to Purchaser of those of the Contracts that Purchaser may elect in writing to assume (the "Assigned Contracts"), with (i) the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising in connection with the Assigned Contracts and relating to the period of time prior to Closing and (ii) the corresponding agreement of Purchaser to indemnify Seller for claims arising in connection with the Assigned Contracts and relating to the period of time after the Closing. Seller shall also assign (to the extent assignable)all guarantees and warranties given to Seller in connection with the operation, construction, improvement, alteration or repair of the Project.

        d. Assignment of Leases/Estoppel Certificates. An assignment of the Leases (including all security deposits and/or other deposits thereunder), with the reciprocal indemnity provisions described in clause (c) above, together with the Estoppel Certificates of the requisite number of Tenants in conformity with Paragraph 12(b) hereof.

        e.     Keys.  Keys to all locks located in the Project.

        f. Affidavit of Title and ALTA Statement. An Affidavit of Title and an ALTA Statement, each executed by Seller and in form and substance acceptable to the Title Company and reasonably acceptable to Purchaser.

        g. Letters to Tenants. Letters executed by Seller and, if applicable, its management agent, addressed to all Tenants, in form approved by Purchaser, notifying all Tenants of the transfer of ownership and directing payment of all rents accruing after the Closing Date to be made to Purchaser or at its direction.

        h. Original Documents. To the extent not previously delivered to Purchaser, and to the extent available, originals of the Leases, Assigned Contracts, Certificates of Title, Intangible Personal Property and Governmental Approvals.

        i. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

        j. Broker's Lien Waiver. Such lien waivers from brokers as required by the Title Company.

        k. Updated Rent Roll. An updated Rent Roll dated within five (5) business days of closing with a current delinquency report attached as an exhibit, certified by Seller, to the best of its knowledge, as true and accurate in all material respects.

        l. FIRPTA Affidavit. An affidavit executed by Seller stating that Seller is not a foreign person or entity and is thus not subject to withholding.

        m. 1099 Form. A Form-1099 disclosing Seller's federal employer identification number.

        n. Affidavit of Residency. An affidavit of residency executed by Seller stating that Seller is a Georgia resident and in form sufficient to enable Purchaser not to withhold a portion of the sales proceeds pursuant to O.C.G.A. Section 48-7-128.

        o. Assignment of Intangible Personal Property and Governmental Approvals. An assignment executed by Seller, to Purchaser of the Intangible Personal Property and the Governmental Approvals (to the extent assignable).

        p. Authority Documents. Evidence of the existence of Seller and the authority of Seller and the persons executing on behalf of Seller to execute the Ground Lease Assignment and other closing documents, including, but not limited to, evidence of the approval of Seller's Board of Trustees pursuant to Paragraph 26 of this Agreement.

        q. Schedule of Delinquent Rents. The Schedule of Delinquent Rents required by Paragraph 14g.

        r. Other. Such other documents and instruments as may reasonably be required by the Title Company or are necessary to consummate this transaction or to otherwise effect the agreements of the parties hereto.

After Closing, and prior to the complete liquidation of Seller's parent entity, Seller shall execute and deliver to Purchaser such further documents and instruments as Purchaser shall reasonably request to effect this transaction and otherwise effect the agreements of the parties hereto.

13.5    PURCHASER'S CLOSING DELIVERIES.

        At Closing (or such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following, in form and substance reasonably acceptable to Seller:

        a. Purchase Price. The Purchase Price described in Paragraph 2 by wire transfer of immediately available funds.

        b. Assignments. Executed copies of the Assignment of Contracts and the Assignment of Leases described in paragraphs 13(c) and 13(d) above.

        c. ALTA Statement. If required by the Title Company, an ALTA Statement in form and substance acceptable to the Title Company.

        d. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

        e. Other. Such other documents and instruments as may be reasonably required by the Title Company and that are necessary to consummate this transaction and to otherwise effect the agreements of the parties hereto.

14.     PRORATIONS AND ADJUSTMENTS.

        The following shall be prorated and adjusted between Seller and Purchaser as of the Closing Date, except as otherwise specified:

        a. The amount of all security and other Tenant deposits, and interest due thereon, if any, shall be credited to Purchaser.

        b. Purchaser and Seller shall divide the cost of any escrows hereunder equally between them.

        c. Water, electricity, sewer, drainage, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices.

        d. Amounts paid or payable under the Assigned Contracts shall be prorated.

        e. All accrued general real estate (not recoverable from Tenants), personal property and ad valorem taxes for the current year applicable to the Project (not recoverable from Tenants)shall be prorated on an accrual basis, utilizing actual final tax bills, if available prior to Closing. If such bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills for the Project. Prior to or at Closing, Seller shall pay or have paid all tax bills that are due and payable prior to or on the Closing Date and shall furnish evidence of such payment to Purchaser and the Title Company. At Closing, Seller shall cause the Title Company to insure over the 2001 real estate taxes for the Project. Real estate taxes shall not be reprorated after Closing.

        f. All assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments which are or have accrued due prior to the Closing Date and Purchaser being responsible for any installments of assessments which are due or will accrue on or after the Closing Date.

        g. All Base Rents and other charges, including, without limitation, all Additional Rent, shall be prorated at Closing and there shall be no reproration. At the Closing, no "Delinquent Rents" (rents or other charges that are due as of the Closing) shall be prorated in favor of Seller. Notwithstanding the foregoing, Purchaser shall use reasonable efforts after the Closing Date to collect any Delinquent Rents (which shall include Base Rents and Additional Rents) due to the Seller from Tenants, but Purchaser shall not be required to sue any Tenants. At closing Seller shall provide Purchaser with an itemized schedule of Delinquent Rents. All rents and other charges received by Purchaser from any Tenant after the Closing shall be first applied to obligations then due which pertain to the period from and after the Closing Date. Any excess shall be applied against delinquent and past due obligations owed to, or for the benefit of, Seller [with respect to those obligations accruing prior to the Closing Date]. In no event, however, shall any sums be paid to the Seller to the extent the Seller has been previously reimbursed for such default out of any security deposit and security deposits have been appropriately prorated hereunder.

               On or before the fifteenth (15th) day of each calendar month, beginning with the first calendar month following the Closing Date, Purchaser shall provide to Seller an accounting of all Delinquent Rents received by Purchaser during the prior calendar month. On the same date, Purchaser shall remit to Seller one-half (1/2) of the amount of Delinquent Rents received by Purchaser during the prior calendar month. Purchaser shall retain the balance of the Delinquent Rents as its fee for collection of same. Seller, at Seller's expense, shall be entitled to audit on a periodic basis the cash receipts of Purchaser in order to ascertain compliance with the foregoing.

              (h) In the event Purchaser elects to assume the Existing Indebtedness, Seller shall receive, as a proration credit at Closing, a credit in the amount of the various deposits and escrows maintained by GECC for the benefit of the Project for real estate taxes, insurance and capital improvements but only to the extent to which such escrows are assigned to, and become the property of, Purchaser.

        i. Such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. Items of income and expense for the period prior to the Closing Date will be for the account of Seller and items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller. Any amounts not so paid by Seller may be set off against amounts (if any) otherwise due Seller hereunder.

15.     CLOSING EXPENSES.

        Purchaser shall pay the entire cost of the Title Policy (including all endorsements), and Seller shall pay the entire cost of the survey. All documentary and state, county and municipal transfer taxes relating to the conveyance contemplated herein shall be paid by Seller. Each party shall pay one-half of the cost of any escrows hereunder. Purchaser shall pay the entire cost of the UCC Searches, the cost of recording the Assignment of Ground Lease, and, if applicable, the entire cost associated with the assumption of the Existing Indebtedness, including, without limitation, any assumption fee and the fees of GECC's Counsel. If Purchaser elects to discharge (rather than assume) the Existing Indebtedness, Purchaser shall pay the entire cost of the prepayment penalty associated therewith.

16.     DESTRUCTION, LOSS OR DIMINUTION OF PROJECT

        If, prior to Closing, all or any portion of the Project is damaged by fire or other natural casualty (collectively "Damage"), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively "Eminent Domain"), then the following procedures shall apply:

        a. If the aggregate cost of repair or replacement of the Damage (collectively, "repair and/or replacement") is $250,000.00 or less, or if the value of the Project is not materially reduced by the Eminent Domain, in the opinion of Purchaser's and Seller's respective engineering consultants, Purchaser shall be obligated to close the transaction and the provisions of Paragraph 16 b. (ii) (1) and (2) below shall control.

        b. If the aggregate cost of repair and/or replacement of the Damage is greater than $250,000.00, or if the value of the Project is materially reduced by the Eminent Domain, in the opinion of Purchaser's and Seller's respective engineering consultants, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller and receive an immediate return of the Earnest Money, together with all interest earned thereon, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein; or (ii) proceed to close subject to (1) a credit against the Purchase Price in the amount of the deductible under the applicable insurance policies, and (2) an assignment of the proceeds of Seller's casualty insurance for all such Damage (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Purchaser in the adjustment and settlement of the insurance claim. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be assigned to Purchaser.

        c. In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement or the materiality of the reduction of the value of the Project resulting from the Eminent Domain with respect to the matters set forth in this Paragraph 16, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Project is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

17.     DEFAULT/FAILURE OF CONDITION PRECEDENT

        a. Breach. If any representation or warranty of Seller is untrue or incorrect in any material respect, or if Seller otherwise defaults under or otherwise breaches this Agreement, then in addition to and not in lieu of any other rights or remedies available to Purchaser at law or in equity (including recovery by Purchaser of all damages and costs), Purchaser shall have: (i) the right to terminate this Agreement and receive the return of all monies paid to Seller or deposited in escrow, with interest accrued thereon from the date originally paid by Purchaser to the date such funds are repaid to Purchaser and
(ii) the right of specific performance.

        b. Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Project and Seller is not then in default, then Seller's sole and exclusive remedy shall be to cause the Escrowee to deliver the Earnest Money, together with all interest earned thereon, to Seller, the amount thereof being fixed and liquidated damages, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damages and are not a penalty. Except as otherwise provided for herein, Seller shall have no other remedy for any default by Purchaser.

        c. Failure of a Condition Precedent. In the event any condition precedent described herein (a "Condition Precedent") shall not, at or before its final date for performance or Closing, whichever is earlier, have been fulfilled or waived in writing by the party for whose benefit the condition exists and such party is not in default hereunder, then such party may, at Closing, by written notice to the other party, elect to terminate its obligations under this Agreement in which event the Earnest Money together with all interest earned thereon, shall be returned immediately to Purchaser and, except as otherwise provided herein, the parties shall have no further liability to each other. Each party covenants to immediately notify the other party if any condition precedent becomes impossible to achieve.

18.     SUCCESSORS AND ASSIGNS.

        The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Project or of this Agreement shall be made by Seller during the term of this Agreement. Purchaser upon notice to Seller, may assign all or any of its right, title and interest under this Agreement to any entity which (i) owns or controls Purchaser or (ii) is more than 50% owned or whose voting interests are more than 50% controlled by Purchaser and/or principals of Purchaser, provided Purchaser receives no consideration (except nominal consideration) for such assignment. In the event of a permitted assignment by Purchaser, the Purchaser hereunder shall remain liable under this Agreement through the Closing.

19.     LITIGATION.

        In the event of litigation between the parties with respect to the Project, this Agreement, the Escrow Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement or the Escrow Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Paragraph 19 shall survive termination of this Agreement.

20.     NOTICES.

        Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

        Purchaser:           West Coast Realty Investors, Inc.
                             3000 Sand Hill Road

                             Building #3, Suite 140
                             Menlo Park, California 94025
                             Attn: Allen K. Meredith
                             650/233-7140
                             650/233-7160 (fax)
                             E-Mail:ameredith@afgweb.com

        With a copy to       James M. Ney, Esq.
        its attorneys:       Holt Ney Zatcoff & Wasserman, LLP
                             100 Galleria Parkway, Suite 600
                             Atlanta, Georgia 30339
                             770/956-9600
                             770/956-1490 (fax)
                             E-Mail: jney@hnzw.com

        Seller: c/o Banyan Strategic Realty Trust 2625 Butterfield Road, Suite 101N Oak Brook, Illinois 60523
                             Attention: Mr. Christopher J. Swieca
                             630/218-7250
                             630/218-7251 (fax)
                             E-mail: Cswieca@banyanreit.com

        With a copy to       Robert G. Higgins
        its attorney:        2625 Butterfield Road, Suite 101N
                             Oak Brook, Illinois 60523
                             630/218-7255
                             630/218-7251(fax)
                             E-Mail: RGH_Banyan@msn.com

Notices shall be deemed properly delivered and received when and if either (i) personally delivered; (ii) delivered by Federal Express or other overnight courier; (iii) three (3) business days after being deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; (iv) on the same day if sent by E-Mail or confirmed facsimile transmission before 5:00 P.M. Central Time or (v) on the next business day if sent by E-Mail or confirmed facsimile transmission, after 5:00 P.M. Central Time. Notices sent in respect to Paragraph 6(a) hereof shall be effective on the same business day if such notices are received by any means prior to 8:00 p.m. CDT on the Approval Date.

21.     BENEFIT.

        This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Paragraph 18 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

22.     LIMITATION OF LIABILITY.

        (a) Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. In the event that Purchaser, in its sole discretion, elects to assume any of the obligations under any one or more of the Contracts delivered pursuant to the provisions hereof, it shall so notify Seller, in writing, no later than 5 days prior to the Approval Date. Except with respect to the foregoing obligations, Purchaser shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

        (b) This contract is an obligation of the Seller and Purchaser only. No personal liability shall be extended to the officers, directors, partners, members, shareholders, trustees, parent entities or other constituents of the Purchaser or the Seller. Specifically, and without limiting the foregoing, this contract shall create no obligations on the part of Banyan Strategic Realty Trust, its officers, trustees or shareholders.

23.     BROKERAGE.

        Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction other than CFC Advisory Services Limited Partnership ("Cohen Financial") and Leeward Investments LLC ("Leeward"). Seller and Purchaser each hereby indemnify, protect and defend and hold the other harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. Seller confirms its exclusive obligations (pursuant to a separate agreement) with Cohen Financial. Purchaser confirms its exclusive obligations (pursuant to a separate agreement) with Leeward. The obligations of the parties pursuant to this Paragraph 23 shall survive any termination of this Agreement.

24.     REASONABLE EFFORTS

        Seller and Purchaser shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties, to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Project to Purchaser in accordance with this Agreement.

25.     MISCELLANEOUS.

        a. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by both parties.

        b. Time of the Essence. Time is of the essence of this Agreement. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Georgia for observance thereof.

        c. Conditions Precedent. The obligations of the parties to close the transaction contemplated herein are subject to the express Conditions Precedent set forth in this Agreement, each of which may be waived by the party in whose favor such condition exists at any time by written notice thereof to the other party. The waiver of any particular Condition Precedent shall not constitute the waiver of any other.

        d. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement. The headings of various Paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

        e. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

        f. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

        g. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same Agreement.

        h. Good Faith. All action required pursuant to this Agreement that is necessary to effectuate the transaction contemplated herein will be taken promptly and in good faith by Seller and Purchaser and Seller and Purchaser shall furnish to the other party hereto such documents or further assurances as the other party hereto may reasonably require.

        i. Capacity. Each person executing this Agreement in a representative capacity warrants his/her authority to do so, subject to the provisions of Paragraph 26 below.

26.     APPROVAL OF SELLER'S BOARD.

        Within five (5) business days of the execution of this Agreement by both parties, Seller shall present this Agreement for approval to the Board of Trustees of Banyan Strategic Realty Trust, Seller's parent entity. Seller shall notify Purchaser in writing of the outcome of such request for approval within one(1) business day of such action. In the absence of approval by such Board, this Agreement shall be deemed cancelled, the Earnest Money shall be returned to Purchaser, and except as otherwise herein provided, the parties shall have no further liability to each other.

27.     AS-IS, WHERE-IS.

        Purchaser acknowledges and agrees that but for the limited representations and warranties specifically contained herein, the Project is being sold to Purchaser "As-Is" "Where-Is" and "With All Faults." From and after the Closing, Purchaser shall have no claim against Seller regarding the condition of the Project or the breach of any express or any implied warranty or representation regarding merchantability, suitability or fitness of purpose. Purchaser is a sophisticated purchaser of real estate and has had an adequate opportunity to investigate the Project, has conducted or intends to conduct extensive due diligence and agrees to accept the Project at Closing in its then current condition, and hereby releases Seller from any claims in respect thereto. Purchaser further acknowledges that Seller's parent entity has adopted and is currently executing a Plan of Termination and Liquidation.

        IN WITNESS WHEREOF, the parties hereto have executed this Sale Contract on the date first above written.

PURCHASER:                                   SELLER:
WEST COAST REALTY INVESTORS, INC., a         BSRT NORTHLAKE LIMITED PARTNERSHIP,
Delaware corporation                         an Illinois limited partnership
                                             By: BSRT UPREIT CORP., its sole
                                             general partner

By:   /s/Allen K. Meredith                     /s/ Robert G. Higgins
    ------------------------------------     --------------------------------
Name: Allen K. Meredith                      Name: Robert G. Higgins
      ----------------------------------           --------------------------
Title: President and CEO                     Title: Vice President
      ----------------------------------            -------------------------

                              SCHEDULE OF EXHIBITS

A             Land

A-1           Common Address and Approximate Size of Building

A-2           Listing of the Outparcel Sub-Leases

A-3           Description of Ground Lease

B             Personal Property

C             Escrow Agreement

D             Seller's File

E             Permitted Exceptions

F             Intentionally Deleted

G             Intentionally Omitted

H             Contracts

I             Rent Roll (Includes Delinquency Report)

J             Tax Bills and Pending Tax Protests

K             Form of Ground Lessor Estoppel Certificate

O             Form of Tenant Estoppel Certificate

                            Schedules

8(e)          Pending Litigation (Seller)

8.5(a)        Pending Litigation (Purchaser)

12(a)(2)      Ongoing Tenant Disputes Regarding CAM Reconciliation

12(a)(4)      Tenant Lease Obligation Matters

12(a)(5)      Leasing Commission Obligations (Post-Closing)

12(a)(8)      Parking Field Accessibility Rights

                                    EXHIBIT A

                                      LAND

                                   EXHIBIT A-1

                                     ADDRESS

Address:    3983-4073 LaVista Road
            Tucker (Atlanta), DeKalb County, Georgia

Approximately 322,000 rentable square feet on approximately 38 acres.

                                   EXHIBIT A-2

                                OUTPARCEL LEASES

9) Sublease Agreement between Atlanta Northlake Associates, a Texas limited partnership, and Northlake Atrium, Ltd., a Texas limited partnership, dated December 27, 1984, recorded in Deed Book 5137, Page 215, aforesaid records, as amended, assigned, or affected by:

(1) Assigned to Confederation Life Insurance Company (U.S.) In Rehabilitation pursuant to Deed Under Power of Sale, dated April 4, 1995, filed for record April 4, 1995, recorded on July 27, 1995, in Deed Book 8509, Page 744, aforesaid records.

(2) Amended by First Amendment to Sublease Agreement between the aforesaid parties dated June 1, 1995, filed for record July 31, 1995, recorded in Deed Book 8634, Page 402, aforesaid records.

(3) Fee Owner Recognition Agreement among Cox Communications, Inc., Northlake Atrium, Ltd., a Texas limited partnership, and Atlanta Northlake Associates, a Texas limited partnership, as Landlord, dated December 27, 1984, recorded in Deed Book 5137, Page 223, aforesaid records.

(4) As assigned to Madison, Green Property, LLC, by that Assignment and Assumption of Sub Lease, dated March 11, 1997, filed for record April 23, 1997, recorded in Deed Book 9403, Page 18, aforesaid records.

(5) As assigned to Appletree Technologies, Inc. by that Assignment and Assumption of Sub Lease dated July 31, 1997, filed for record August 6, 1997, recorded in Deed Book 9550, Page 511, aforesaid records.

2) Sublease Agreement between Crow-Atlanta Retail, Ltd., a Texas limited partnership and Marriott Corporation, dated April 5, 1983, evidenced for record by Short Form Sublease Agreement between the aforesaid parties, dated April 5, 1983, filed for record April 11, 1983, recorded in Deed Book 4741, Page 373, aforesaid records; as assigned to Atlanta Northlake Associates, a Texas limited partnership, under that certain Second Amendment to Ground Lease Agreement and Assignment.

Agreement between Crow-Atlanta Retail, Ltd., a Texas limited partnership and Marriot Corporation, dated April 5, 1983, filed for Record April 11, 1983, recorded in Deed Book 4741, Page 360, aforesaid records, [this matter is disclosed on that "As-

Built" survey of Northlake Festival for Confederation Life
Insurance Company (U.S.) In Rehabilitation, BSRT/M&J Northlake Limited Partnership, Northlake Tower Corporation, BSRT Northlake Festival Corp. and Ticor Title Insurance Company prepared by Michael F. Lawler (GRLS No. 1946), dated August 8, 1984, as last revised October 29, 1997.]

                                   EXHIBIT A-3

                                THE GROUND LEASE


Ground Lease Agreement between Cox Communications, Inc., as Landlord and Crow-Atlanta Retail, Ltd., a Texas limited partnership, as Tenant, dated October 4, 1982, evidenced for record by Short form Ground Lease Agreement between the aforesaid parties, dated October 4, 1982, filed November 24, 1982, recorded in Deed Book 4683, Page 186, Office of the Clerk of the Superior Court of DeKalb County, Georgia, as amended, assigned or affected as follows:

        (1) Amended by unrecorded Amendment to Ground Lease Agreement between the aforesaid parties, dated April 27, 1983.

        (2) Amended and assigned by Second Amendment to Ground Lease Agreement and Assignment among the aforesaid parties and Atlanta Northlake Associates, a Texas limited partnership, dated December 27, 1984, filed for record January 18, 1985, recorded in Deed Book 5137, Page 201, aforesaid records.

        (3) As assigned to Confederation Life Insurance Company pursuant to Deed Under Power of Sale dated April 7, 1992 recorded at Deed Book 7235, page 586 aforesaid records.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                    EXHIBIT B

                                PERSONAL PROPERTY

1.    1993 Club Car Golf Cart Carry-All 2, gasoline-powered
2.    20 ft. aluminum extension ladder
3.    8 ft. fiberglass ladder
4.    6 ft. aluminum step ladder
5.    Honda 3000 PSI pressure washer
6.    Tool pouch w/assorted hand tools
7.    18 volt cordless drill
8.    Hand cart w/rubber wheels
9.    Wooden furniture moving dolly
10.   Gray Formica L-shaped office desk w/chair
11.   6 red office chairs
12.   Blue Ridge Mountain water cooler with 4 bottles leased from water co.
13.   Various office supplies, paper, pencils, pens, stapler, etc.
14.   Royal electronic time clock
15.   Sharp UX-510 plain paper fax machine
16.   2 telephones
17.   3 Nextel radio/telephones used for security
18.   2002 Chevy TrailBlazer, leased for security force
19.   Ryobi hand-held gasoline leaf blower
20.   Various small equipment such as brooms, shovels, rakes, garden hoses, etc.
21.   Nikon One-Touch 35 mm camera

                                    EXHIBIT C

                                ESCROW AGREEMENT


        These Earnest Money Escrow Instructions ("Instructions") are entered into this ___ day of _________, 2002, by and between West Coast Realty Investors, Inc. ("Purchaser"), BSRT Northlake Limited Partnership (the "Seller"); and Chicago Title Insurance Company ("Escrowee").

                                    RECITALS

        A. Purchaser and Seller entered into a Sale Contract, dated April _______, 2002 (the "Agreement"), for the purchase and sale of the real property commonly known by the address listed on Exhibit A-1 to the Sale Contract, located in Tucker, Georgia ("Property").

        WHEREAS, the parties desire to enter into escrow instructions with the Escrowee pursuant to which the Purchaser shall deposit earnest money, as required under the Agreement; and

        NOW THEREFORE, in consideration of the mutual covenants contained in these Instructions, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.     Deposit.

               A. Earnest Money. Purchaser has pursuant to the terms and provisions of the Agreement, simultaneously with the execution hereof, deposited with Escrowee earnest money in the sum of Two Hundred Thousand and No/100 ($200,000.00) (the "Earnest Money").

               B. Subsequent Earnest Money Deposit. On the Approval Date, Purchaser shall deposit the additional sum of Two Hundred Thousand and no/100 Dollars ($200,000) into the Escrow and pursuant to the terms of the Escrow Agreement as additional Earnest Money. From and after the deposit of the additional $200,000, the aggregate sum of $400,000 shall be deemed to be the "Earnest Money" hereunder and such Earnest Money shall be nonrefundable to the Purchaser except as provided in the Agreement.

               C. Investment of Earnest Money. Escrowee shall invest the Earnest Money in an interest-bearing account with an FDIC-insured bank having gross assets in excess of $1,000,000,000.00. All interest earned on the Earnest Money shall be paid to Purchaser.

        2. Termination On or Before Approval Date. The Agreement provides certain circumstances in which Purchaser shall have the right to terminate the Agreement on or before _______________, 2002 (the "Approval Date"), by delivery of written notice to Seller (the "Investigation Termination Notice"). Upon receipt of the Investigation Termination Notice, the Escrowee shall notify Seller of its receipt of the Investigation Termination Notice by sending a copy of the Investigation Termination Notice to Seller as provided in Paragraph 5 below, and Escrowee shall, immediately upon receiving the Investigation Termination Notice on or before the Approval Date, and without the need for consent or direction by Seller, disburse the full amount of the Earnest Money, together with any interest earned on the Earnest Money, to Purchaser.

        3.     Default.

               A      Purchaser's Default. In order to obtain the Earnest Money
from the Escrowee, Seller shall be required to present to the Escrowee its written statement (the "Default Notice"), that Purchaser is in default under the Agreement and that Seller is therefore entitled to the proceeds of the Earnest Money pursuant to the Agreement. Upon receipt of such Default Notice from Seller, the Escrowee shall (i) notify Purchaser of its receipt of such statement by sending a copy thereof to Purchaser as provided in Paragraph 5 hereunder, and
(ii) if, within five (5) business days after the date of delivery of such Default Notice to Purchaser, Escrowee has not received from Purchaser a notice ("Objection Notice") objecting to Escrowee's compliance with the Default Notice, Escrowee shall deliver the Earnest Money, together with any interest earned on the Earnest Money, to Seller.

               B. Seller's Default. Except as specifically provided in Paragraph 2 above and 3C below, in order to obtain the Earnest Money from the Escrowee, Purchaser shall, except as otherwise specifically provided in Paragraph 2 and 3C of these Instructions, be required to present to the Escrowee its written Default Notice that Seller is in default under the Agreement and that Purchaser is therefore entitled to the proceeds of the Earnest Money. Upon receipt of such Default Notice, the Escrowee shall (i) notify Seller of its receipt of such statement by sending a copy of such statement to Seller as provided in Paragraph 5 hereunder, and (ii) if, within five (5) business days after the date of delivery of such Default Notice to Seller, Escrowee has not received from Seller an Objection Notice, objecting to Escrowee's compliance with the Default Notice, Escrowee shall deliver the Earnest Money, together with all interest earned thereon, to Purchaser.

               C. Other Terminations. The Agreement provides certain circumstances (for example, casualty or condemnation or failure of a Condition Precedent to occur) in which Purchaser or Seller shall have the right to terminate the Agreement. Upon receipt of notice in accordance with the Agreement that the Agreement is being so terminated, Escrowee shall follow the same procedure as set forth in Paragraph 3B as if such notice were a Default Notice, and shall disburse the Earnest Money in the same fashion as therein set forth and in accordance with Paragraph 4 below (if applicable).

        4. Objection Notices. If the Escrowee receives an Objection Notice within the time period set forth in Paragraph 3 above, then Escrowee shall refuse to comply with the Default Notice until the Escrowee receives (a) joint written instructions executed by both Purchaser and Seller, or (b) a final non-appealable order with respect to the disposition of the Earnest Money from a federal or state court of competent jurisdiction, in either of which events Escrowee shall then disburse the Earnest Money and all interest earned thereon, in accordance with such direction. Notwithstanding the immediately preceding sentence, if the party that delivered the Objection Notice does not (i) commence litigation with respect to the Earnest Money by filing a complaint or action for a declaratory judgment in an appropriate court of competent jurisdiction, and
(ii) provide notice and a copy of such complaint or action for declaratory judgment to the Escrowee and the other party to these Instructions within forty-five (45) days after delivery of an Objection Notice, then Escrowee shall disburse the Earnest Money in accordance with the Default Notice.

        5. Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller, Purchaser and Escrow Agent as follows:

        Purchaser:           West Coast Realty Investors, Inc.
                             3000 Sand Hill Road
                             Building #3, Suite 140
                             Menlo Park, California 94025
                             Attn: Allen K. Meredith
                             650/233-7140
                             650/233-7160 (fax)
                             E-Mail: ameredith@afgweb.com

        With a copy to       James M. Ney, Esq.
        its attorneys:       Holt Ney Zatcoff & Wasserman, LLP
                             100 Galleria Parkway, Suite 600
                             Atlanta, Georgia 30339
                             770/956-9600
                             770/956-1490 (fax)
                             E-Mail: jney@hnzw.com

        Seller: c/o Banyan Strategic Realty Trust 2625 Butterfield Road, Suite 101N Oak Brook, Illinois 60523
                             Attention: Mr. Christopher J. Swieca
                             630/218-7250
                             630/218-7251 (fax)
                             E-mail: Cswieca@banyanreit.com

        With a copy to       Robert G. Higgins
        its attorney:        2625 Butterfield Road, Suite 101N
                             Oak Brook, Illinois 60523
                             630/218-7255
                             630/218-7251(fax)
                             E-Mail: RGH_Banyan@msn.com

        Escrow Agent:        Chicago Title Insurance Company
                             Attn: Frank Jansen

                             700 S. Flower Street, Suite 3305
                             Los Angeles, California 90017
                             Phone: 213/488-4346
                             Fax: 213/891-0834
                             E-Mail: JansenF@CTT.com

Notices shall be deemed properly delivered and received when and if either (i) personally delivered; (ii) delivered by Federal Express or other overnight courier; (iii) three (3) business days after being deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid; (iv) on the same day if sent by E-mail or confirmed facsimile transmission before 5:00 P.M. Central Time or (v) on the next business day if sent by E-Mail or confirmed facsimile transmission, after 5:00 P.M. Central Time.

        6. Escrowee Obligations. The parties agree that the actions of, and the relationship between the Purchaser and Seller shall be governed by the terms of the Agreement. Notwithstanding the existence of the Agreement or any references herein to the Agreement, the parties agree that the Escrowee shall be governed solely by the terms and provisions of these Instructions. The parties furthermore agree that except as specifically provided in Paragraph 4 above, the Escrowee is hereby expressly authorized to regard and to comply with, and obey, any and all orders, judgments or decrees entered or issued by any court, and, in case the Escrowee obeys and complies with any such order, judgment or decree of any court, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance. Notwithstanding any such order, judgment or decree entered without jurisdiction or subsequently reversed, modified, annulled, set aside or vacated in case of any suit or proceeding regarding this escrow to which Escrowee is or may be at any time a party, it shall have a lien on the contents hereof for any or all costs, attorneys' fees (whether such attorneys shall be regularly retained or specially employed) and other expenses which have been incurred by Escrowee or for which Escrowee becomes liable for on account and Escrowee shall be entitled to reimburse itself therefor out of the Earnest Money deposit and the undersigned jointly and severally agree to pay said Escrowee, upon demand, all such costs and expenses so incurred. The Escrowee hereby submits to jurisdiction in the State of Georgia, Fulton or DeKalb County.

        7. Conflict. The terms and conditions of this Agreement are in addition to the terms and conditions of the Sale Contract between Seller and Purchaser dated the date hereof. In the event of a conflict between the agreements, Escrow Agent shall first refer to this agreement, then to the Sale Contract.

PURCHASER:                                   SELLER:

WEST COAST REALTY INVESTORS, INC., a         BSRT NORTHLAKE LIMITED PARTNERSHIP,
Delaware corporation                         an Illinois limited partnership
                                                 By: BSRT UPREIT CORP., its sole
                                                     general partner

By:                                           By:
   ----------------------------------            -------------------------------
Name:                                         Name: Robert G. Higgins
      -------------------------------              -----------------------------
Title:                                        Title: Vice President
      -------------------------------               ----------------------------

ACCEPTED BY ESCROWEE:

CHICAGO TITLE  INSURANCE COMPANY


By:
   ----------------------------------
       Name:
            -------------------------

       Title:
             ------------------------

Escrow No.
          ---------------------------

                                    EXHIBIT D

                                  SELLER'S FILE

        1.     Copies of any and all Leases.

        2. A rent roll (the "Rent Roll"), with the current delinquency report attached as an exhibit.

        3. Copies of the bill or bills issued for the years 2000, 2001 , and, if available, 2002, for all real estate taxes and personal property taxes and copies of any and all notices pertaining to real estate taxes or assessments applicable to the Project (the "Tax Bills"). Seller shall promptly deliver to Purchaser copies of any such bills or notices received by Seller after the Contract Date, even if received after Closing.

        4. Copies of all brokerage commission, leasing, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, elevator, scavenger, laundry and landscaping agreements), equipment rental agreements and master antenna agreements (if applicable), and any other contracts or agreements relating to or affecting the Project or which will be binding upon the Project or Purchaser subsequent to Closing, all as amended, including, without limitation the management contract and all service contracts (the "Contracts").

               5. Copies of any guarantees, warranties and other documents or instruments evidencing or relating to the Intangible Personal Property, and the Governmental Approvals, in Seller's possession or control.

               6. Copies of all easements and licenses of Seller for the benefit of the Project or of third parties burdening the Project which are not recorded/filed against the Project, in Seller's possession or control.

               7. Copies of any existing title insurance policies, title insurance commitments and/or surveys in Seller's possession or control.

               8. Copies of any and all appraisals, property inspections, engineering and environmental reports.

               9. Property operating statements for calendar years 2000, 2001 and 2002 (to the extent available).

               10. Copies of the Ground Lease and all amendments thereto, together with all correspondence and other documents in Seller's possession or control relating to the Ground Lease.

                                    EXHIBIT E

                              PERMITTED EXCEPTIONS

               [This Exhibit is subject to review and reasonable approval of Purchaser upon receipt of the title commitment and copies of the Schedule B documents.]


1. All taxes and assessments subsequent to the year 2001, and any additional taxes which may result from a reassessment of the subject property.

2. Ground Lease Agreement between Cox Communications, Inc., as Landlord and Crow-Atlanta Retail, Ltd., a Texas limited partnership, as Tenant, dated October 4, 1982, evidenced for record by Short form Ground Lease Agreement between the aforesaid parties, dated October 4, 1982, filed November 24, 1982, recorded in Deed Book 4683, Page 186, Office of the Clerk of the Superior Court of DeKalb County, Georgia, as amended, assigned or affected as follows:

               (1) Amended by unrecorded Amendment to Ground Lease Agreement between the aforesaid parties, dated April 27, 1983.

               (2) Amended and assigned by Second Amendment to Ground Lease Agreement and Assignment among the aforesaid parties and Atlanta Northlake Associates, a Texas limited partnership, dated December 27, 1984, filed for record January 18, 1985, recorded in Deed Book 5137, Page 201, aforesaid records.

               (3) As assigned to Confederation Life Insurance Company pursuant to Deed Under Power of Sale dated April 7, 1992 recorded at Deed Book 7235, page 586 aforesaid records.


              [The Remainder of this page intentionally left blank]

                                    EXHIBIT F

                              Intentionally Deleted

                                    EXHIBIT H

                                    CONTRACTS

1.      Schedule of Equipment Leases

        1.     Security Trailer
               Williams-Scotsman dated 5/22/97 [$438.17 per month]

        2. GMAC SmartLease Agreement covering 2002 Chevrolet TrailBlazer between Jim Ellis Chevrolet of Atlanta, as lessor, and M & J Wilkow, Ltd., as agent for BSRT/M&J Northlake Limited Partnership for 3 year Term. [$435.14 per month]

        3. Equipment Lease Agreement and Service Package Guaranty dated on or about June 18, 1997 entered into between Sensormatic Electronics Corporation d/b/a CamEra Security Services and M & J Wilkow, Ltd., as agent for BSRT/M&J Northlake Limited Partnership covering security camera equipment. [$796.08 per month]

2.      Schedule of Service Contracts

        1.     Trash Removal
               Apollo Waste Industries dated 1/24/00

        2.     Parking Lot Sweeping

               Litter Control dated 9/26/96

        3.     Exterminator
               Terminix dated 5/8/98

        4.     Landscaping
               Morrell Group dated 9/21/99

        5.     HVAC - Cooling Towers
               McKenney's dated 9/29/95

        6.     Water Treatment - Cooling Towers
               Neptune Water Services 9/1/93

        7.     Marketing Agreement
               Marketing Promotions Group - Project by Project Basis

        8.     Nextel Agreement
               Covering 3 Nextel Phones (for telephone service only)

        9.     Blue Ridge Mountain Water Cooler Agreement
               Month to Month to Agreement

        10.    Leasing Agreement

               Spectrum Realty Advisors, Inc. dated 3/15/02

        11.    Management Agreement
               Spectrum Cauble Management, LLC. dated 3/15/02

                                    EXHIBIT I

                                    RENT ROLL

                          (Includes Delinquency Report)

                                    EXHIBIT J

                  MOST RECENT TAX BILL AND PENDING TAX PROTESTS

                                    EXHIBIT K

                   FORM OF GROUND LESSOR ESTOPPEL CERTIFICATE

                                   EXHIBIT "O"
                           TENANT ESTOPPEL CERTIFICATE


TO:     [PURCHASER] ("Owner") AND ____________________ ("LENDER")

RE:     NORTHLAKE TOWER FESTIVAL SHOPPING CENTER
        3983 LA VISTA ROAD
        TUCKER (ATLANTA), GEORGIA (THE "PROPERTY")

        LEASE DATE:

        BETWEEN: ___________________________________________________("LANDLORD")
        AND      ___________________________________________________("TENANT")

        SQUARE FOOTAGE LEASED: ________________________

        SUITE NO.: ______________________________ ("PREMISES")

        Tenant understands that Lender is contemplating making a loan (the "LOAN") to Owner and that Owner intends to acquire the Property. The undersigned, as the tenant under the above-referenced lease ("LEASE") hereby certifies, as of the date hereof, to Owner, Lender, and any other lenders now or hereafter holding a deed to secure debt on the property, the following:

        The lease attached hereto as Exhibit "A" and incorporated herein is a true, correct, and complete copy of the Lease, including all applicable guarantees, if any (the "Guaranties"). The Lease and each of the Guaranties (if any) is in full force and effect and has not been modified, supplemented, or amended in any way and the Lease and the Guaranties (if any) represents the entire agreement between the parties as to the Premises or any portion thereof.

        The amount of fixed monthly rent is $___________; the percentage rent (if any) is ________; the monthly common area or other charges are $___________. The base year for operating expenses and real estate taxes, as defined in the Lease, is ___________. No such rent has been or will be paid more than one (1) month in advance of its due date, except: ___________.

        The undersigned's security deposit is $___________. The undersigned has paid rent for the Premises up to and including ___________, 20____. The undersigned hereby waives collection of the deposit against Lender or any purchaser at a foreclosure sale, unless Lender or such purchaser actually received the deposit from Landlord.

        Check one: (   ) The undersigned is currently in occupancy.
                   (   ) The undersigned intends to take occupancy on _________.

        The Lease will not be altered or amended, without Lender's prior written consent.

        The commencement date of the Lease was ________________, ____, the Lease terminates on ___________ and we have the following renewal/extension option(s)
___________.

        All work to be performed for us under the Lease has been performed as required and has been accepted by us; and any payments, free rent, or other payments, credits, allowances or abatements required to be given by Landlord to us have already been received by us, except ___________.

        The Lease is free from default by Landlord; we have no offset, defence, deduction or claim against Landlord.

        The undersigned has received no notice of any prior sale, assignment, pledge or other transfer of the said Lease or of the rents received therein, except the sale by M & J Wilkow, Ltd. of its partial interest in the Premises to BSRT UPREIT CORP. and BSRT UPREIT Limited Partnership in March of 2002 and except ______________________.

        The undersigned has not assigned said Lease or sublet all or any portion of the Premises, the undersigned does not hold the Premises under assignment or sublease, nor does anyone except us and our employees occupy the Premises except
____________________.

        The undersigned has no right of first refusal or option or other right to purchase all or any part of the Premises or the building of which the Premises is a part or to occupy any additional space at the Property, except as follows: __________________________.

        No actions, whether voluntary or otherwise, are pending against the undersigned under the bankruptcy laws of the United States or any state and there are no claims or actions pending against the undersigned which if decided against us would materially and adversely affect our financial condition or our ability to perform the tenant's obligations under the Lease; and

        The undersigned is the Tenant under the lease. If the undersigned is not the party named in the Lease, unless already attached hereto as a part of Exhibit A, described below is the chain of assignments into the undersigned. A copy of each assignment document is attached hereto: ___________.

        Executed this __________ day of ________________, ____________.

                                        [TENANT]


                                        By:_____________________________________
                                                Name:___________________________
                                                Title:__________________________

                                  SCHEDULE 8(e)
                           PENDING LITIGATION (SELLER)

                                      NONE


                                INSURANCE CLAIMS

(1) A property damage claim (to vehicle) was filed by a Mitchell Sorse relating to an incident that occurred on or about December 10, 1999.

(2) Recently we became aware of the following circumstance that may give rise to an insurance claim: a patron of the Petsmart store by the name of Melissa McClung slipped and fell in the parking lot and/or was pulled to the ground by her pet dog on approximately January 4, 2002. We are not aware of any person injury claim that has been filed to date relating to such matter but she has submitted medical bills.

(3)     Previous Claims/Payments:

(1)     Marshall Scott - DOA 4/00, slip & fall, Paid $935.00
(2)     Walt Preacley - DOA 3/96, slip & fall, Paid $74.00
(3)     Jeff Wold - DOA 1/97, slip & fall, Paid $0.00
(4)     Chirsit Numez - DOA 3/98, property stolen, Paid $0.00
(5)     Sharon Thomas - DOA 8/98, injury, Paid $0.00
(6)     Jody White - DOA 7/99, slip & fall, Paid $0.00
(7)     Cooling Tower Claim - DOA, 7/96, Paid $290.00
(8)     Planter damage - DOA 4/98, Paid $0.00
(9)     Wind Storm Claim - DOA 4/98, Paid $0.00
(10)    landscape Fire Claim - DOA 5/99, Paid $19,069.00
(11)    Misc. Property Claim - DOA 4/99, Paid $1,000

                                 SCHEDULE 8.5(a)
                         PENDING LITIGATION (PURCHASER)

                                SCHEDULE 12(a)(2)
              ONGOING TENANT DISPUTES REGARDING CAM RECONCILIATIONS

(1) Toys R US ("TRU") exercised its audit rights under both its Toys R Us and Kids R Us lease agreements on or about January 29, 2001. Sometime in May, 2001, TRU performed an audit for years 1997-1999. TRU's audit results dated November 15, 2001 requested CAM adjustments in the amount of $143,000.50 (total for both leases) and auditor fees in the amount of $18,000. At a meeting between the property manager and TRU on February 12, 2002, additional documentation was provided to TRU to substantiate certain CAM expenses which TRU disputed in the audit results. On March 1, 2002, we sent a comprehensive response to TRU addressing the audit results and the issues raised in the February meeting. Our response proposed in settlement, credits to TRU in the amount of $21,661.45 ($15,114.80 under the Toys R Us lease and $6,546.65 under the Kids R Us lease) plus a maximum $9,000 for audit fees incurred by TRU. We were advised by TRU yesterday, that it is not in agreement with the settlement proposed in our March 1, 2002 letter. One additional note, it was discovered on or about March 12, 2002 that the 1998 and 1999 revised reconciliations submitted to TRU with respect to the Kids R Us lease erroneously applied a 4.77% share rather than a 4.44% share. As a result of the new calculation, TRU is due an additional $2,338.65 credit. A meeting has been scheduled for May 2, 2002 to further discuss the disputes.

(2) Michaels conducted an audit of its CAM expenses for years 1998-1999. The only issue that has remained in dispute is the pass-thru of management fees as a Cam expense. In exchange for Michaels agreement to resolve all issues relating to that audit, we agreed to not pass-thru such fees for the audit years and credit Michaels $607.47, total for both years. Michaels made a counterproposal by adding to the settlement letter that landlord agrees to not pass-thru management fees for the remainder of the lease term. This issue remains outstanding.

(3) Petsmart has contacted us concerning calendar year 2000 CAM reconciliation and is claiming to have been over-billed by $10,114.00. Landlord's current position is that Petsmart is owed $5,485.00. In addition, note should be made that Petsmart owes Landlord $14,602.00 in respect of calendar year 1999 CAM reconciliation. Landlord also will owe Petsmart audit fees of @2,654.00 relative to the 1999 CAM.

(4) A circumstance exists that may lead to a claim. A security trailer is leased and operated at the property by the landlord. Petsmart has orally objected to the presence of such trailer and its use relative to CAM costs.

(5) A circumstance exists that may lead to claims. The submeter readings for water and electricity service to the cooling towers at the property were misallocated to several tenants. Accordingly, some tenants may have claims relative to overpayment of CAM as to such submeter reading amounts. It is estimated that the maximum aggregate misallocation annually was approximately $15,000.00 (Petsmart, Kids R Us and Toys R Us have been given credits in connection with the audits referenced above). Owner has records of the meter readings from August, 1999 but the cooling tower submeter calculation was not included in the CAM reconciliation properly until December, 2001.

                                SCHEDULE 12(a)(4)
                         TENANT LEASE OBLIGATION MATTERS

(1) AMC notified Landlord, in writing, of its intention to cease operations at Northlake effective August 31, 2001. To date, AMC remains open and operating and no further written communication has been received, although verbally AMC maintains that this location is losing money and therefore remains a candidate for closure.

(2) Michaels vacated their space in February, 2002, relocating to the former Drug Emporium site cross the street, and remains current on lease payments. See also scheduled 12(a)(2).

                                SCHEDULE 12(a)(5)
                  LEASING COMMISSION OBLIGATIONS (POST CLOSING)

        None, other than contingent claims of T.C. Atlanta, Inc. should leases be executed with the four entities identified on the attached Estoppel Certificate.

                                SCHEDULE 12(a)(8)
                       PARKING FIELD ACCESSIBILITY RIGHTS

        A circumstance exists that relates to an apparent conflict in parking field accessibility rights of tenants granted in existing documentation (all of which documentation pre-dates the acquisition of the property by BSRT/M&J Northlake Limited Partnership). The tenant demised the Atrium Office Building under a certain sub-ground lease is also exclusively demised the entire parking field surrounding the Atrium Office Building. In-line tenants at the shopping center have been granted the right to park in the same parking field exclusively demised to the Atrium Office Building.